Exhibit 10.33

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 1, 2009 by and between Atlantic Broadband Management, LLC, a Delaware limited liability company (the “Company”), and Chris Daly (“Executive”).

WHEREAS, after the Company offered and the Executive accepted a position of employment with the Company as the Company’s senior vice president and chief marketing officer, the Company and the Executive had executed the Executive Employment Agreement dated March 1, 2004 (the “Original Agreement”), as amended and extended on March 1, 2009; and

WHEREAS, the Company and the Executive now desire to amend and restate the Original Agreement to reflect certain changes to the Bonus (as defined herein), Termination Date (as defined herein) and certain other updates.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment. The Company will employ Executive, and Executive accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending as provided in Section 5 hereof (the “Employment Period”).

Section 2. Position and Duties. During the Employment Period, Executive will serve as senior vice president and chief marketing officer of Holdings and each of its Subsidiaries and render such managerial, analytical, administrative, marketing, creative and other executive services to Holdings and its Subsidiaries as are from time to time necessary in connection with the management and affairs of Holdings and its Subsidiaries, in each case, subject to the authority of the board of managers of the Company (the “Board”) or the chief executive officer of the Company to define and limit such executive services. Executive will devote his best efforts and all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Holdings and its Subsidiaries. Executive will report directly to Holdings’ chief executive officer or such other officer as Holdings’ chief executive officer may direct from time to time. Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

Section 3. Salary and Benefits.

(a) Salary. During the Employment Period, the Company will pay Executive salary at a rate equal to $218,400 per annum (as in effect from time to time, the “Salary”) as compensation for services. The Salary will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries.

(b) Benefits. During the Employment Period, the Company will provide Executive with family health and dental, life, long-term disability and directors’ and officers’ liability insurance under such plans as the Board may establish or maintain from time to time for senior executive officers of Holdings and its Subsidiaries (collectively, the “Benefits”). Executive will be entitled to four weeks of paid vacation each year.

(c) Reimbursement of Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Section 4. Bonus. Following the end of each fiscal year during the Employment Period, in addition to Executive’s Salary, the Board may, in its sole discretion, award Executive a bonus (the “Bonus”) of up to 40% of the amount of Executive’s Salary in effect at the time such Bonus is declared as the Board deems appropriate in light of Executive’s performance and the performance of Holdings and its Subsidiaries, including their performance relative to budgeted EBITDA, numbers of subscribers, capital expenditures and other goals established from time to time by the Board and/or any other facts and circumstances that the Board, in its sole discretion, may deem to be relevant. Any Bonus awarded hereunder will be payable in accordance with the general payroll practices of the Company and its Subsidiaries, but not prior to the receipt by Holdings of audited consolidated financial statements for Holdings and its Subsidiaries for the applicable fiscal year.

Section 5. Termination.

(a) The Employment Period will continue until the earliest of: (i) the third anniversary of the date hereof; (ii) Executive’s resignation, death or disability or other incapacity (as determined by the Board in good faith); or (iii) the giving of notice of termination by the Company or a majority of the members of the Board (A) for Cause or (B) for any other reason or for no reason (a termination described in this clause (iii)(B) being a termination by the Company “Without Cause”) (the date on which such earliest event occurs, the “Termination Date”). For purposes of this Agreement, “Cause” will mean (i) Executive’s neglect or refusal to perform his duties hereunder or Executive’s noncompliance (except where due to disability) with directives or other instructions issued to Executive from time to time by the Board or the Company’s chief executive officer, which neglect, refusal or noncompliance will not have been corrected by Executive within 30 days following receipt by Executive of written notice from the Company of such neglect, refusal or noncompliance, which notice will specifically set forth the nature of said neglect, refusal or noncompliance and the actions required to correct the same, (ii) any willful or intentional act of Executive that has the intended effect of injuring the reputation or business of Holdings or any of its Subsidiaries or Affiliates in any material respect; (iii) any continued or repeated absence from the Company, unless such absence is (A) in compliance with Company policy or approved or excused by the Board or (B) is the result of Executive’s permitted vacation, illness, disability or incapacity, (iv) use of illegal drugs by Executive or repeated public drunkenness, (v) conviction of, or a plea of guilty or no contest or similar plea with respect to, a felony or (vi) the commission by Executive of an act of fraud or embezzlement.

(b) In the event the Employment Period expires on the third anniversary of the date hereof or is terminated due to Executive’s resignation, death, disability or other incapacity or by the Company for Cause or in connection with a Sale of the Company, Executive will not be entitled to receive his Salary or any fringe benefits or Bonus for periods after the expiration or termination of the Employment Period. In the event the Employment Period is terminated by the Company Without Cause, then, so long as Executive continues to comply with Sections 7 and 8 hereof, Executive will be entitled to receive (i) severance payments in an aggregate amount equal to six months’ Salary based on the Salary in effect at the time the Employment Period is terminated and (ii) Benefits at the same level as they are provided from time to time to the Company’s senior management employees, for a period equal to six months from the date of such termination. Any such severance payments paid to Executive by the Company will be paid in equal monthly installments; provided, that Executive will be required to sign a release of all past, present and future claims against ABRY, its Affiliates and the Related Companies as a condition to receiving such payments and Benefits.

Section 6. Resignation as Officer or Director. Upon the termination of the Employment Period, Executive will be deemed to have resigned from each position (if any) that he then holds as an officer or director of Holdings or any of its Subsidiaries, and Executive will take any action that Holdings or any of its Subsidiaries may request in order to confirm or evidence such resignation.

Section 7. Confidential Information. Executive acknowledges that the information, observations and data that have been or may be obtained by Executive during his employment relationship with, or through his involvement as a member or stockholder of, Holdings or any of its Subsidiaries or predecessor thereof or as an employee of Holdings or any of its Subsidiaries whose duties involve managing any of the affairs of any other Person (including Grande Communications Networks, LLC and its Subsidiaries) (each of Holdings, any of its Subsidiaries or Affiliates, any such predecessor or any managed Person being a “Related Company” and, collectively, the “Related Companies”), prior to and after the date of this Agreement concerning the business or affairs of the Related Companies (collectively, “Confidential Information”) are and will be the property of the Related Companies. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for the account of himself or any other Person any Confidential Information without the prior written consent of Holdings (by the action of the Board), unless and to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of Executive’s improper acts or omissions to act, or is required to be disclosed by law. Executive will deliver or cause to be delivered to the Company at the termination of Executive’s employment with the Company and its Subsidiaries, or at any other time the Company or any of its Subsidiaries may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any Related Company which Executive may then possess or have under his control.

Section 8. Non-Compete, Non-Solicitation.

(a) Non-Compete. Executive acknowledges that during his employment relationship with, or through his involvement as a member or stockholder of, any Related Company, Executive has and will become familiar with trade secrets and other Confidential Information concerning such Related Companies, and with investment opportunities relating to their respective businesses, and that Executive’s services have been and will be of special, unique and extraordinary value to the foregoing entities. Therefore, Executive agrees that, during the Employment Period and for a period of two years thereafter (the “Noncompete Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or invest in or lend money to any business (in each case, including on his own behalf or on behalf of another Person) which constitutes or is competitive with (including, without limitation, by competing for the same subscriber or customer base) any business conducted by any System owned or managed by any Related Company (as and where such Systems are operated or managed or are proposed to be operated or managed by the Related Companies during the Employment Period, or as of the end of the Employment Period if the Employment Period has then ended) (any such business, a “Competitive Business”). Nothing in this Section 8 will prohibit Executive from (i) being a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in the business of such corporation or (ii) at any time during the portion of the Noncompete Period following the Termination Date, being employed by a Person that is engaged in any Competitive Business or investing in or lending money to any Competitive Business, provided that Executive (A) complies with Section 7 above and (B) has no direct involvement in any aspect of such Competitive Business.

(b) Non-Solicitation. During the Noncompete Period, Executive will not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of any Related Company to leave the employ or contracting relationship with such entity, or in any way interfere with the relationship between any such entity and any employee or full-time independent contractor thereof, or (ii) induce or attempt to induce any customer, supplier or other business relation of any Related Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such entity.

Section 9. Enforcement. The Company and Executive agree that if, at the time of enforcement of Section 7 or 8 hereof, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to information of the type described in Sections 7 and 8 hereof, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 7 or 8 hereof. Therefore, in the event of a breach of Section 7 or 8 hereof, any Related Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 7 or 8 hereof. The provisions of Sections 7, 8 and 9 hereof are intended to be for the benefit of each Related Company and their respective successors and assigns, each of which may enforce such provisions and each of which (other than the Company) is an express third-party beneficiary of such provisions and this Agreement generally. Sections 7, 8 and 9 hereof will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

Section 10. Representations and Warranties of Executive. Executive represents and warrants to Holdings and its Subsidiaries as follows:

(a) Other Agreements. Executive is not a party to or bound by any employment, noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person which would materially affect his performance under this Agreement.

(b) Authorization. This Agreement when executed and delivered will constitute a valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms.

Section 11. Survival of Representations and Warranties. All representations and warranties contained herein will survive the execution and delivery of this Agreement.

Section 12. Certain Definitions. When used herein, the following terms will have the following meanings:

“ABRY” means, collectively, ABRY Partners IV, L.P. and each of its Affiliates.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of New York or the Commonwealth of Massachusetts.

“Holdings” means Atlantic Broadband Group, LLC, a Delaware limited liability company.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Sale of the Company” means the consummation of any merger or consolidation of Holdings with or into any other Person or any sale of all or substantially all of the ownership interests or assets of Holdings and its Subsidiaries, taken as a whole (other than a transaction following which the holders of the outstanding membership interests of Holdings prior to such transaction together own a majority of the outstanding ownership interests of the surviving or resulting corporation or business entity).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity. Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of Holdings.

“System” means the cable television reception and distribution system owned, operated or managed by any Related Company in the conduct of the cable television business and all of the activities and operations ancillary thereto, including the provision of cable modem internet access services, advertising services and other income generating businesses conducted or carried out by any Related Company in any geographic area in which any Related Company is authorized to provide such services and operate such systems.

Section 13. Key-Man Life Insurance. Executive agrees to submit to any requested physical examination in connection with Holdings’ or any Subsidiary’s purchase of a “key-man” insurance policy. Executive agrees to cooperate fully in connection with the underwriting, purchase and/or retention of a key-man life insurance policy by Holdings or any of its Subsidiaries.

Section 14. Miscellaneous.

(a) Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, or (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

Notices to Executive, to:

Atlantic Broadband Group, LLC

One Batterymarch Park

Suite 405

Quincy, MA 02169

Attention:	Chris Daly
Facsimile:	617-786-8803

Notices to the Company, to:

c/o ABRY Partners, LLC

111 Huntington Avenue, 30th Floor

Boston, Massachusetts 02199

Facsimile:	(617) 859-7205
Attention:	Jay Grossman

with a copy (which will not constitute notice to the Company), to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:	212-446-4900
Attention:	John L. Kuehn Armand A. Della Monica

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b) Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party (and, in the case of Holdings or any of its Subsidiaries, the Board). No other course of dealing among Holdings, the Company, ABRY and Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c) Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(f) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(g) Governing Law. Issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement (and any schedule hereto), even though under Delaware’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(i) Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 14(a). TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way.

(l) Time is of the Essence. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder will fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

(m) Actions by the Company. Any action, election or determination by the Board or any committee thereof pursuant to or relating to this Agreement will be effective if, and only if, it is taken or made by (or with the prior approval of) a majority of the members of the Board who are not at the time employees of Holdings or any of its Subsidiaries.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Executive Employment Agreement as of the date first written above.

ATLANTIC BROADBAND MANAGEMENT, LLC

By:
	Name:	Patrick Bratton
	Title:	Chief Financial Officer

Chris Daly